EXHIBIT 10.5




                                February 29, 1996

EMCON
400 South El Camino Real, Suite 1200
San Mateo, CA  94402
Attn:  R. Michael Momboisse, CFO

                  RE:      EURODOLLAR RATE OPTION AGREEMENT

Dear Mr. Momboisse:

          As of this date, EMCON has entered into a Credit Agreement with The Bank of California, N.A. ("Bank") pursuant to which EMCON has (i) a line of credit facility in the maximum principal amount of $10,000,000 and (ii) a $10,000,000 term loan facility (collectively, the "Credit Facility"), the terms and conditions of which are governed by the Credit Agreement, a Line of Credit Note, a Term Loan Note, and various other documents ("Loan Documents). In conjunction with your current Credit Facility, Bank is pleased to offer you a chance to participate in a special commercial pricing program.

                  1.       AVAILABILITY AND MATURITY

          Bank usually extends financing based on a fluctuating rate that changes with the rate Bank announces to be in effect from time to time as its prime rate ("Prime Rate"). The Prime Rate is a rate set by Bank based on various factors, including general economic and market conditions, and is used as a reference point in pricing certain loans. Bank may price its loans at, above or below the Prime Rate.

          In contrast, Bank's "Eurodollar Rate" is a fixed rate (more fully defined below) Bank offers from time to time which, if you accept this proposal, will apply to all or such portion of the principal amount outstanding under the Credit Facility ("Covered Amount") and for such time periods as you and Bank shall mutually agree. Pricing tied to the Eurodollar Rate is available for periods of 1, 2, 3, 6, 9 or 12 months (each a "Period"); provided, however, that no Period shall have a maturity date subsequent to the scheduled maturity date for the Credit Facility with respect to which the Covered Amount relates. This pricing may be applied to Covered Amounts in a minimum of $1,000,000 and additional increments of $500,000 outstanding under the Credit Facility.

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          Bank's  "Eurodollar Rate" is, for each Period, a rate comprised of (a)
the rate of interest at which Dollar deposits for such period and in such amount would be offered to Bank in the Eurodollar Market at a time selected by Bank two
(2) Banking Days (as defined below) prior to the commencement of the relevant Period, adjusted for the then maximum reserve, capital adequacy, deposit insurance, and similar requirements that under any circumstance could be applicable to Bank pursuant to applicable law or regulation, and other amounts associated with Bank's costs and desired return; plus (b) a margin equal to one and one-half percent (1.50%). The Eurodollar Market is the market in which the buying and selling of United States Dollar deposits booked outside the United States of America occurs among the international banking community.

          Bank's Eurodollar Rate is available and may be accepted only at the time quoted by Bank for the applicable Period beginning two (2) Banking Days hence. Due to changes in legal, regulatory, economic or market conditions, Bank may at any time determine that pricing based on the Eurodollar Rate is not available, and thus, may be unable to offer such a rate.

          2. QUOTE, EURODOLLAR RATE, AND PAYMENTS

          For a quote of Bank's Eurodollar Rate which would apply to the specified Covered Amount and Period, you may call Bank's San Mateo Regional Office between 8:00 a.m. and 11:00 a.m. Pacific time on any day on which such office and Bank's San Francisco main office are open for business to the public (each a "Banking Day"). As the Eurodollar Rate is established two (2) Banking Days prior to the first day of the requested Period, you must call at least two
(2) Banking Days prior to such date. If you accept the Eurodollar Rate when offered, that rate will apply to such Covered Amount for the applicable Period. Interest shall be calculated for actual days elapsed on the basis of a three hundred and sixty (360) day year.

          During any Period, you agree to pay interest on the Covered Amount at the Eurodollar Rate on the last day of each consecutive month, beginning the first such date after the commencement of the Period, until the last day of the Period, whether scheduled or accelerated ("Maturity Date"). During each Period, you must maintain under your Credit Facility a principal balance which is not a Covered Amount under any of your rate option agreements with Bank sufficient to cover each scheduled instalment of principal coming due during such Period under the Credit Facility. Should you have any obligation under any other Loan Document to repay any portion of the Credit Facility ("Obligation") that would conflict with your obligation under the preceding sentence ("Maintenance Obligation"), you shall nevertheless comply with the Obligation and not with the Maintenance Obligation, and you shall not be deemed in default hereunder. Nonetheless, payment of the Obligation shall be deemed to be a "Prepayment", as defined below, to the extent it repays a portion of a Covered Amount under this or any of your other rate option agreements you may have with Bank.

          If, prior to a Maturity Date and while the Credit Facility is still available, you and Bank have not agreed that a new rate tied to the Eurodollar Rate shall apply to a Covered Amount, then, if the term of your Credit Facility extends beyond such Maturity Date, Bank's Prime Rate plus the applicable margin,


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if any,  under  the  terms  of  your  Credit  Facility  shall  be  automatically applicable to such Covered Amount.

          Bank's records of the date, Covered Amount, Period, Eurodollar Rate, Maturity Date, and all payments of principal and interest and all other payments and amounts due under this letter agreement shall be conclusive and binding on you, absent obvious error.

          3. PREPAYMENT LIMITATION

          Do not sign this letter agreement before you read it. This letter agreement provides for payment of liquidated damages if you wish to repay the loan (Covered Amount) prior to the date provided for repayment under the Credit Facility.

          Bank establishes the Eurodollar Rate with the understanding it will apply to the Covered Amount for the entire scheduled Period. If for any reason, including, without limitation, acceleration, foreclosure or prepayment, Bank receives all or any portion of a Covered Amount (each a "Prepayment") prior to the scheduled Maturity Date, then in consideration thereof you shall pay to Bank on demand:

          a. The amount, if any, by which the additional interest which would have been payable on the Prepayment exceeds the interest which Bank would receive had it placed an amount equal to the Prepayment, in United States Dollars, on deposit in the Eurodollar Market (or, at Bank's sole discretion, invested such amount in a domestic certificate of deposit issued by an institution rated at least "investment grade" or "A" by Moody's or any successor rating agency) for a period equal to the period of time remaining until the maturity of the applicable Period. Should the scheduled maturity fall between two periods for which rates are quoted or available to Bank, then Bank, in its sole discretion, shall interpolate this rate; and

          b. Any other out of pocket costs to Bank associated with funding or maintaining the Covered Amount.

          Bank shall provide you a statement of the amount payable on account of each Prepayment, which statement shall be a conclusive and binding determination of the amount owed by you for such Prepayment, absent obvious error. All Prepayments, subject to this Section 3, shall be applied on the most remote instalment or instalments of principal then unpaid on the Credit Facility being prepaid.

          You acknowledge that any Prepayment may result in Bank incurring additional costs, expenses or liabilities. Therefore, you agree to pay the above-described liquidated damages and agree that said amount is a reasonable estimate of the costs, expenses and liabilities of Bank associated with each Prepayment.

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          4. SPECIAL FUNDING PROVISIONS

          If at any time Bank determines that:

          a. United States Dollar deposits in principal amounts similar to the Covered Amount bearing interest at the Eurodollar Rate and for periods equal to the relevant Period are not available in the Eurodollar Market;

          b. The Eurodollar Rate does not cover the cost to Bank of making, funding or maintaining the Covered Amount at the Eurodollar Rate during any Period;

          c. Any change in financial, political or economic conditions or currency exchange rates makes it impractical for Bank to make, fund or maintain the Covered Amount at the Eurodollar Rate during any Period; or

          d. Any change in applicable law or regulation or in the interpretation thereof (whether or not having the force of law) makes it unlawful or impractical for Bank to make, fund or maintain the Covered Amount at the Eurodollar Rate, then Bank shall promptly give notice thereof to you and as of the date stated in such notice, the Eurodollar Rate option shall terminate, and Bank's Prime Rate plus the applicable margin under the terms of your Credit Facility shall be automatically applicable to the relevant Covered Amount through the end of the relevant Period.

          5. RESERVES, DEPOSIT INSURANCE, CAPITAL ADEQUACY

          You shall additionally compensate Bank upon demand for all costs incurred, or losses suffered, including without limitation lost profits, by reason of:

          a. any and all increases in reserve, deposit insurance, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) the assets or liabilities of Bank, deposits with or for the account of Bank, or loans by Bank, imposed by any governmental or regulatory authority (whether or not having the force of law) in connection with a Covered Amount bearing interest at the Eurodollar Rate; or

          b. compliance by Bank with any direction, requirement or request from any governmental or regulatory authority (whether or not having the force of law) in connection with a Covered Amount bearing interest at the Eurodollar Rate to the extent any such costs have not been previously blended or adjusted into the Eurodollar Rate.



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          Bank  shall  provide  you with a written  statement  of the amount and basis of its request for compensation under this Section, which statement shall be a conclusive and binding determination of the amount owed by you, absent obvious error.

          6. TAXES

          a. If at any time any taxes, fees or other charges of any nature are imposed by any governmental or regulatory authority on any aspect of the transactions referred to in this letter agreement including without limitation all stamp or documentation duties (collectively, "Taxes"), you shall pay such Taxes directly, or compensate Bank for such payment, as set forth below, except for such Taxes as are imposed on Bank's net income.

          b. In the event you are prohibited by operation of law from making payments or reimbursements to Bank without making such deductions or paying, or causing to be paid, any and all Taxes, you shall pay to Bank upon demand such additional amounts as may be necessary in order to reimburse Bank for Taxes paid by Bank on your behalf such that the aggregate net amounts received by Bank shall equal the amounts which would have been received if such deduction or withholding had not been required.

          c. You shall confirm that all applicable Taxes shall have been paid to appropriate taxing authorities or agencies by sending official tax receipts or notarized copies of such receipts to Bank within thirty
          (30) days after payment of any Taxes. Should Bank receive notice of any such liability for Taxes, Bank will promptly so inform you.

          7. GENERAL PROVISIONS

          a. To the extent interest rates, prepayment provisions and times for payment of interest established under this letter agreement are different than the terms of the note or notes evidencing the Credit Facility, the terms of this letter agreement shall prevail. All other provisions of the Loan Documents remain in full force and effect.

          b. This letter agreement shall be governed by the laws of the State of California.

          c. This letter agreement, and all confirmations provided hereunder, evidence the entire agreement of the parties on the matters covered herein, and supersede all prior understandings and agreements.



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          If you would like to  participate  in Bank's  Eurodollar  Rate  Option program, please execute the enclosed duplicate original of this letter and return it to Bank, on or before February 29, 1996, at which time the option granted in this letter will otherwise expire.

          The Bank is pleased to serve you.

                            Very truly yours,

                            THE BANK OF CALIFORNIA, N.A.


                            By:     /s/
                                   -------------------------
                                    Marie T. Wiseman, V.P.


ACCEPTED AND AGREED:

EMCON


By:     /s/
       ---------------------
Name:  R. Michael Momboisse
Title: CFO & V.P. - Legal

Dated:  February 29, 1996

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